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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS
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We consent to the reference to use of our report dated April 9, 1997, with respect to the financial statements of Sunrise Organic Farms, Inc. (f/k/a Aurora Dairy Corporation of Idaho, Inc.) (Sunrise) as of December 31, 1996 in the Form 10-K of Horizon Organic Holding Corporation for the year ended December 31, 1998. The financial statements as of December 31, 1996 and 1995 were audited by Eide Helmeke PLLP, who merged with Charles Bailly & Company PLLP as of May 1, 1998, and whose report dated April 9, 1997, expressed an unqualified opinion.


/s/ Eide Bailly LLP
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EIDE BAILLY LLP
March 29, 1999
Fargo, North Dakota